Sub-Item 77Q1(e)
Copies of new or amended Registrant investment advisory contracts
2-34393, 811-1879

Form of Investment Advisory Agreement - Janus Multi-Sector Income Fund is incorporated herein by reference to Exhibit (d)(233) to Post-Effective Amendment No. 198 to Janus Investment Fund registration statement on Form N-1A, filed on February 28, 2014; accession number 0000950123-14-002894 (File No. 2-34393).
Since the filing thereof, the Investment Advisory Agreement has been signed by Stephanie Grauerholz and Heidi W. Hardin.

Form of Investment Advisory Agreement - Janus Unconstrained Bond Fund is incorporated herein by reference to Exhibit (d)(234) to Post-Effective Amendment No. 203 to Janus Investment Fund registration statement on Form N-1A, filed on May 23, 2014; accession number 0000950123-14-006543 (File No. 2-34393). Since the filing thereof, the Investment Advisory Agreement has been signed by Stephanie Grauerholz and Heidi W. Hardin.